Exhibit 1.1

By-Laws of

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

Chapter I

Corporate Name, Principal Place of Business, Business Purpose

and Term of Duration

Article 1 -  Embraer – Empresa Brasileira de Aeronáutica S.A. (“Company”) is a joint stock company that is governed by these By-Laws and by applicable legislation.

Sole Paragraph – The Company was incorporated as a federal mixed-capital company, authorized by Decree-Law No. 770, of August 19, 1969, and was privatized on the terms of Law No. 8031, of April 12, 1990, and of Public Notice No. PND-A-05/94-EMBRAER, of the Executive Committee of the National Denationalization Program, published in the Official Gazette, Session 3, of April 4, 1994, on pages 5774 to 5783.

Principal Place of Business

Article 2 -  The Company has its principal place of business and jurisdiction in the City of São José dos Campos, State of São Paulo, and may create subsidiaries and open branches, offices or agencies as well as appoint agents or representatives in any part of Brazil or abroad, subject to resolution by the Board of Directors.

Business Purpose

Article 3 -  The business purpose of the Company is:

I. To project, construct and commercialize aircraft and aerospace materials and relevant accessories, components and equipment, maintaining the highest standards of technology and quality;
II. To promote and carry out technical activities linked to the production and maintenance of aerospace material;
III. To contribute to the skills development of technical personnel as necessary for the aerospace industry; and
IV. To carry out other technological, industrial and commercial activities, as well as provide services that are correlated with the aerospace industry.

Principles

Article 4– The organization and operation of the Company shall observe the following principles:

I. The securities that the Company issues shall be traded in the capital markets, both domestic and/or foreign, fulfilling all the legal requisites and the requirements of the institutions of such markets, in order to secure in such markets the financial resources that are necessary for its growth, the maintenance of its competitiveness and its perpetuation;
II. All of the shares that make up the capital stock shall be of the common kind;
III. For resolutions of the Shareholders’ Meeting:

a) no shareholder or group of shareholders, whether Brazilian or foreign, may exercise voting rights in a number greater than 5% of the number of shares into which the capital stock is divided; and
b) the set of foreign shareholders and groups of shareholders may not exercise voting rights in a number greater than 2/3 of the total of the votes conferred on the Brazilian shareholders present;
IV. With due regard for the provisions of Article 54, it shall be prohibited to pre-constitute the majority of shareholders in the Shareholders’ Meeting by means of shareholders agreements concerning the exercise of voting rights, forming blocks with a number of votes greater than the individual limit established in letter “a” of item III of this Article;
V. The resolutions and acts of the bodies of the Company referred to in Article 9 shall be subject to veto by the Federal Republic; and
VI. It is prohibited to issue founders shares.

Article 5 – The term of duration of the Company is indefinite.

Chapter II

Capital Stock and Shares

Capital Stock

Article 6 -  The capital stock of the Company, which is fully subscribed and paid in, is of four billion, seven hundred eighty-nine million, six hundred seventeen thousand, and fifty-two Reais and forty-two cents (R$ 4,789,617,052.42), divided into seven hundred forty million, four hundred sixty-five thousand, and forty-four (740,465,044) common shares, one common share being of the Golden class (article 9), all of which having no par value.

Paragraph One – The capital stock shall always and exclusively be divided into common shares, while issuance of preferred shares is prohibited.

Paragraph Two – The Golden share held by the Federal Republic shall always comprise one single share, which shall preserve all of its prerogatives for as long as it is detained by the Federal Republic (pursuant to Article 8 of Law No. 9491/97).

Article 7 -  The capital stock may be increased, on the terms of Article 168 of Law No. 6404/76, through the issuance of up to 1,000,000,000 new common shares, by resolution of the Board of Directors, irrespective of any restructuring of the by-laws.

Paragraph One - It shall be incumbent upon the Board of Directors to establish the price and the number of shares to be issued, as well as the timeframe and the conditions for payment, however subscription with contribution of assets shall be contingent upon approval of the appraisal report by the Shareholders’ Meeting, on the terms of the law.

Paragraph Two – Within the limit of authorized capital, the Board of Directors may:

a)  resolve on the issuance of warrants; and
b)  based on the plan approved by the Shareholders’ Meeting, grant options for purchase of shares to the administrative officers or employees of the Company, or of a company that it controls, and whereby the shareholders shall have no right of first refusal for acquisition of such shares; and

c)  approve an increase of capital stock by means of capitalization of profits or reserves, with or without stock dividends.

Paragraph 3 - The issuance of shares for increase of capital stock, which placement shall be effected by means of sale in a stock exchange or by a public subscription offering, and may exclude the right of first refusal for previous shareholders or may reduce the term for exercise thereof.

Paragraph Four - The provisions of this Article also apply to the issuance of debentures that are convertible into shares and of warrants, except if the latter are ascribed as an additional advantage to subscribers of shares or of debentures that are convertible into shares.

Class of Shares

Article 8 – All of the shares of the Company shall be of the book-entry class, maintained in deposit accounts in the name of the relevant holders with a financial institution authorized by the securities commission chosen by the Board of Directors.

Paragraph One – The depositary institution for the book-entry shares shall charge directly to the Company the cost of share book-entry services.

Paragraph Two – The depositary institution shall maintain control of the number of shares held by Brazilian or foreign individuals or legal entities, with due regard for the provisions of Paragraph Two of Article 10.

Golden Share held by the Federal Republic

Article 9 -  The Golden common share confers on the Federal Republic veto powers for the following matters:

I. Change of the corporate name of the Company and of its business purpose;
II. Alteration and/or application of the Company’s logo;
III. Creation and/or alteration of military programs that may or may not involve the Federative Republic of Brazil;
IV. Skills development of third parties in technology for military programs;
V. Interruption of the supply of maintenance and replacement parts for military aircraft;
VI. Transfer of the equity control of the Company;
VII. Any amendments: (i) to the provisions of this Article, of Article 4, main provision of article 10, of articles 11, 14 and 15, of item III of Article 18, of paragraphs 1 and 2 of article 27, of item X, of Article 33, of item XII, of Article 39 or of Chapter VII; or further, (ii) the rights conferred by these By-Laws on the Golden share.

Paragraph One – The conduction of any public offering for acquisition of shares, as referred to in Article 54 of these By-Laws, shall be subject to prior approval of the Federal Republic, in its capacity of holder of the Golden common share.

Paragraph Two – With due regard for the provisions of Law No. 6404/76 and of Article 18, item III, of these By-Laws, the matters listed in this Article shall be subject to resolution by the Board of Directors of the Company, with observance of the following procedure:

I. The matter shall be subject to resolution by the Board of Directors.
II. If approved by the Board of Directors, the Chairperson of that body shall notify the member elected by the Federal Republic so that the latter can exercise its voting right or manifest in favor of the matter within a period of 30 days counting from receipt of the mentioned notice.
III.  Upon expiration of the period mentioned in item II above, a new meeting of the Board of Directors shall be held in order to: (i) reconsider the resolution, if the Federal Republic has exercised its veto right; or (ii) ratify the resolution, if the Federal Republic has manifested favorably or has not made any manifestation within the timeframe designated above.
IV.  If the resolution is ratified by the Board of Directors, in cases where legislation so requires the matter shall be submitted for approval by the Shareholders’ Meeting, in which meeting the Federal Republic may still exercise its veto power on the terms of this Article.

Paragraph Three - Without prejudice of the procedure established in Paragraph Two above, the matters that are subject to veto by the Federal Republic, in its capacity as holder of the Golden common share, to be resolved by the Board of Directors, shall also be subject-matter of prior notice by the Company to the Ministry of Finance, to be made concurrently with the notice mentioned in item II above, for pronouncement within a period of 30 days counting from receipt of the notice referred to in item II above.

Chapter III

Shareholders

Brazilian Shareholders

Article 10 – For purposes of these By-Laws, the following are considered to be Brazilian stockholders (“Brazilian Shareholders”):

I – Brazilian individuals, whether native or naturalized, resident in Brazil or abroad;
II – legal entities of private law organized under the laws of Brazil that have their administrative head offices in Brazil and:

a) do not have foreigners as their controllers or as their controlling parent company, unless the latter is comprised under letter "b" of this item;
b) are controlled either directly or indirectly by one or more of the individuals referred to in item I;

III – investment funds or clubs organized under the laws of Brazil that have their administrative head offices in Brazil and whose managers and/or condominium members holding the majority of their units are persons/entities as referred to in items I and II.

Paragraph One – The Company shall maintain record of the Brazilian Shareholders and Foreign Shareholders, as defined in this Article and in Article 11.

Paragraph Two – Any Brazilian Shareholder is required to show to the Company and to the depositary financial institution for the book-entry shares evidence that he/she/it fulfills the requisites of this Article and only after such evidence shall he/she/it be included in the record of Brazilian Shareholders.

Foreign Shareholders

Article 11 - For purposes of these By-Laws, foreign shareholders (“Foreign Shareholders”) shall be persons, whether native or naturalized, investment funds or clubs and any other entities not comprised in the provisions of Article 10 and that cannot show evidence, on the terms of Paragraph Two of Article 10, that they fulfill the requisites in order to be registered as Brazilian Shareholders.

Groups of Shareholders

Article 12 – For purposes of these By-Laws the following two or more shareholders of the Company shall be considered to be a group of shareholders (“Group of Shareholders”):

I -  That are parties to a voting covenant;
II – If one of them is either directly or indirectly a controlling shareholder or controlling parent company of the other, or of the others;
III – That are companies that are directly or indirectly controlled by the same person/entity, or group of persons/entities, who may or may not be shareholders; or
IV – That are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, universalities of rights or any other forms of organization or undertaking with the same administrators or managers, or further, the administrators or managers of which are companies that are directly or indirectly controlled by the same person/entity or group of persons/entities, who may or may not be shareholders.

Paragraph One – In the case of investment funds having a common administrator, only those whose policy for investments and of exercise of votes in Shareholders’ Meetings, on the terms of the relevant regulations, falls under responsibility of the administrator on a discretionary basis, shall be considered to be a Group of Shareholders.

Paragraph Two – For purposes of these By-Laws, the holders of securities issued within the scope of the Company’s Depositary Receipts program shall not be considered to be a Group of Shareholders, unless they fall under any one of the cases set forth in the main provision of the previous Article.

Paragraph Three – A Group of Shareholders shall be considered to be foreign (“Group of Foreign Shareholders”) whenever one or more of its members is a Foreign Shareholder.

Paragraph Four – In addition to what is set forth in the main provision and preceding paragraphs of this Article, any shareholders in a given Shareholders’ Meeting that are represented by one same proxy, administrator or representative on any account, shall be considered as being a Group of Shareholders, except for the case of holders of securities issued within the scope of the Company’s Depositary Receipts program, when represented by the relevant Depositary Bank.

Paragraph Five – In the case of shareholders agreements that address the exercise of voting rights, all of their signatories shall be considered, on the terms of this Article, as members of a Group of Shareholders, for purposes of application of the limit of number of votes referred to in Article 14.

Obligation of Disclosing

Article 13 – Every shareholder or Group of Shareholders is required to disclose, by means of notice to the Company and to the stock exchanges in which the securities that it issues are traded, the acquisition of shares that, upon being added to those already held, exceed 5% of capital of the Company or multiples of such percentage.

Paragraph One –The same requirement applies to holders of debentures that are convertible into shares and of warrants that assure for their holders the acquisition of shares in the quantities provided under this Article.

Paragraph Two - Violation of the provisions of this Article shall give rise to application of the penalties described in Article 16 below.

Voting Rights

Article 14 -  Each common share shall grant the right of one vote for the resolutions of the Shareholders’ Meetings, with observance of the following limits:

I – no shareholder, or Group of Shareholders, whether Brazilian or foreign, may exercise votes in a number greater than 5% of the quantity of shares into which the capital stock of the Company is divided;
II – the set of Foreign Shareholders may not exercise, in each Shareholders’ Meeting, a number of votes greater than 2/3 of the votes that can be exercised by the Brazilian Shareholders present.

Sole Paragraph – Votes that exceed the limits established in this Article shall not be computed for the resolutions of the Shareholders’ Meeting.

Article 15 - For purposes of compliance with the provisions of item II of Article 14, upon installation of each Shareholders’ Meeting:

I – the total number of votes that may be exercised by the Brazilian Shareholders and by the Foreign Shareholders present shall be assessed, based on the attendance list, and shall be disclosed by the Chairperson of the Meeting (as established in Article 22, Paragraph Three below), with due regard for the provisions of items I and II of Article 14;
II – if the total of votes of Foreign Shareholders exceeds two thirds (2/3) of the votes that may be exercised by Brazilian Shareholders, the number of votes of each Foreign Shareholder shall be reduced in proportion to the excess percentage, so that the total votes of foreigners does not exceed the limit of 40% of the total votes that can be exercised in the relevant Shareholders’ Meeting.

Paragraph One – In the case of Foreign Shareholders and Groups of Foreign Shareholders, the above limits shall be applied jointly and successively.

Paragraph Two – The Chairperson of the Shareholders’ Meeting shall inform the number of votes that may be exercised by each shareholder present, after application of the rules contained in Article 14 and in this Article.

Suspension of Exercise of Rights

Article 16 - The Shareholders’ Meeting may suspend the exercise of rights, including votes, of a shareholder that fails to comply with an obligation imposed by law, by regulation thereof and by these By-Laws, including the requirement of showing evidence of Brazilian nationality as referred to in Paragraph Two of Article 10.

Paragraph One – The suspension of the exercise of rights may be determined by the Shareholders’ Meeting in any meeting, either annual or special, where the matter is included in the agenda.

Paragraph Two – Shareholders that represent at least 5% of capital stock may call a Shareholders’ Meeting when the Board of Directors fails to respond within a period of eight days to a request for a call notice that they may present, with indication of non-compliance with the obligation and of the identity of the shareholder in default.

Paragraph Three – It shall be incumbent upon the Shareholders’ Meeting to approve the suspension of the political rights of the shareholder, and also to establish, in addition to other aspects, the extent and the period of suspension, and it is prohibited to suspend the rights of verification and of request for information assured by law.

Paragraph Four – The suspension of rights shall cease as soon as the obligation has been fulfilled.

Shareholders Agreement

Article 17 – Any shareholders agreement concerning the exercise of voting rights that conflicts with the provisions of these By-Laws shall not be filed by the Company.

Chapter IV

Shareholders’ Meeting

Incumbency

Article 18 -  It is exclusively incumbent upon the Shareholders’ Meeting, in addition to the attributions of Article 122 and other provisions of Law No. 6404/76:

I. To elect and remove the members of the Board of Directors;
II. To elect and remove the members of the Audit Committee and establish their remuneration;
III. To resolve, when required by applicable legislation, on matters that are subject to veto by the Federal Republic, in its capacity as holder of the Golden share, on the terms of Article 9 of these By-Laws;
IV. To establish the total annual amount of remuneration of the Company’s administrative officers and of the members of the Committees of the Board of Directors;
V. To resolve on the proposal of withdrawal of the Company from the “Novo Mercado” (“New Market”) – of the São Paulo Stock Exchange - BOVESPA (“BOVESPA”);
VI. To choose the specialized company responsible for appraisal of the Company and preparation of the relevant report, in the event of cancellation of its registration as a publicly-held company or withdrawal from the New Market, as provided under Chapter VIII below;
VII. To approve plans for granting of options for purchase of shares to the administrative officers and/or employees of the Company or of companies that it controls, on the terms of Article 7, Paragraph Two, letter “b”;
VIII. To allocate profit sharing to administrative officers and/or employees of the Company, with observance of legal limits and of the Company’s human resources policy;
IX. To resolve on any proposal for allocation of profits and for distribution of dividends by the Company, as submitted by the Administration; and
X. To elect the liquidator, as well as the Audit Committee that shall operate during the period of liquidation of the Company.

Call Notice

Article 19 -  The Shareholders’ Meetings shall be called by the Board of Directors or, in cases provided by law, by shareholders or by the Audit Committee, with the first call notice issued at least 30 days in advance counting from the first publication of the notice; if the Meeting is not held, a notice of second call shall be published at least 15 days in advance; and, if again the Meeting is not held, the third call notice shall be published at least 8 days in advance.

Legitimation and representation

Article 20 – The parties present at the Meeting shall show evidence of their capacity as Brazilian Shareholders (Article 10) or Foreign Shareholders (Article 11), by presenting a legally qualified document of their identity shall deposit in the Company, by no later than 48 hours prior to the time scheduled for holding the Meeting, a document of proof issued by the depositary financial institution for the book-entry shares, or the custodian thereof, on the terms of Article 40 of Law No. 6404/76.

Paragraph One – The Company shall waive presentation of the document of proof by a holder of book-entry shares that has been included in the list of shareholders provided by the depositary financial institution.

Paragraph Two – A shareholder may be represented in a Shareholders’ Meeting by an attorney-in-fact appointed on the terms of Paragraph One of Article 126 of Law No. 6404/76, provided that the relevant instrument of power of attorney has been deposited at the head offices of the Company by no later than 48 hours prior to the time scheduled for holding the Meeting.

Quorum for installation

Article 21 – Shareholders’ Meetings shall be installed on first call with the presence of shareholders representing at least 35% of the capital stock, except when legislation should require a higher quorum; on second call with the presence of shareholders representing 25% of the capital stock; and on third call, with any number of shareholders, with due regard for the provisions of paragraph 3 of article 55 of these By-laws.

Attendance Register

Article 22 -  Prior to the opening of the meeting, the shareholders shall sign the “Attendance Register”, entering their name and residence, the quantity of shares that they hold and their qualification as Brazilian Shareholders (Article 10) or Foreign Shareholders (Article 11).

Paragraph One – The list of stockholders present shall be closed by the Chairperson of the Meeting immediately upon installation of the Meeting.

Paragraph Two – Shareholders that arrive at the Meeting after closing of the list may participate in the meeting, however they shall not be granted the right of voting for any corporate resolution. In addition, their shares shall not be computed in the determination of the total of votes attributed to Brazilian Shareholders and to Foreign Shareholders.

Paragraph Three – Upon closing of the list of shareholders, the Chairperson of the Meeting shall inform the number of votes that may be exercised by each Brazilian Shareholder and by each Foreign Shareholder, with due regard for the provisions of Articles 14 and 15.

Presiding Officers

Article 23– The proceedings of the Meeting shall be chaired by the Chairperson of the Board of Directors or, in his/her absence or impediment, by the Vice-Chairperson of the body; and in the case of absence or impediment of both, by a shareholder elected by the Meeting from among those present.

Paragraph One – The Secretary of the Meeting shall be designated by the Chairperson.

Paragraph Two – The Executive Officer for Investor Relations, or a person designated by the latter, shall necessarily be present at the Shareholders’ Meeting in order to provide any clarifications and information for the shareholders and for the Presiding Officers concerning the matters comprised in the functions that are attributed under these By-Laws to the position. Notwithstanding, it shall be exclusively incumbent upon the Chairperson, with due regard for the rules established in these By-Laws, to take any decision concerning the number of votes of each shareholder or as to the qualification of any shareholder as a Brazilian Shareholder or Foreign Shareholder.

Voting

Article 24– For voting on resolutions of the Shareholders’ Meetings, the votes of Brazilian Shareholders and Foreign Shareholders (Articles 10 and 11) shall be computed separately, with due regard for the voting limits referred to in Articles 14 and 15.

Sole Paragraph –The Shareholders’ Meetings shall only resolve on matters that have been expressly provided for in the agenda, as contained in the relevant call notices, and it is forbidden to approve matters under a generic title.

Chapter V

Board of Directors, Executive Board and Audit Committee

Management of the Company

Article 25 - The management bodies of the Company are the Board of Directors and the Executive Board.

Sole Paragraph – The Board of Directors is the body for collegiate resolution, while representation of the Company is exclusively conducted by the Executive Officers.

Investiture

Article 26 -  The board members, executive officers and members of the Audit Committee shall be vested in office through signature in the instrument of investiture, drawn up in the Register of Minutes of the Board of Directors or of the Executive Board, or the Register of Minutes and Opinions of the Audit Committee, as the case may be, as well as in any Instrument of Consent of the Managers or the Instrument of Consent of the Members of the Audit Committee mentioned in the Regulations for Listing in the New Market.

Section I

Board of Directors

Make-Up

Article 27– The Board of Directors shall be made up of eleven members and relevant deputy members, all of whom being shareholders, elected by the Shareholders’ Meeting with a unified term of office of two years, to which they may be reelected.

Paragraph One – The Federal Republic, in its capacity as holder of the Golden share, is entitled to elect one member of the Board of Directors and relevant deputy member.

Paragraph Two – The employees of the Company shall have the right of electing, by separate vote, two members of the Board of Directors and relevant deputy members, of whom one member and his/her deputy members shall be designated by the CIEMB (Embraer Employees’ Investment Club), and the other and relevant deputy member by the non-shareholder employees of the Company.

Paragraph Three – The other eight members shall be elected by the other shareholders of the Company, with due regard for the provisions of Articles 31 and 32. It shall be incumbent upon the Chairperson of the Shareholders’ Meeting, in conducting the procedures related to the election of the members of the Board of Directors, to determine the voting mechanism concerning the election of the board members referred to in this Paragraph (Article 31 or Article 32).

Paragraph Four – The President and Chief Executive Officer of the Company, or the Executive Officer designated to substitute the latter, shall participate in all of the meetings of the Board of Directors, however without having any voting rights for the resolutions of the body. It is prohibited for any member of the Board of Directors to simultaneously hold office as an Executive Officer of the Company.

Paragraph Five – At least twenty percent (20%) of the directors shall be Independent Directors, as defined in the Regulations for Listing in the New Market.

Article 28 - The Board of Directors shall have a Chairperson and a Vice-Chairperson, who shall be chosen by the Shareholders’ Meeting immediately after the election of the members of the board.

Article 29 - Substitution of the members of the Board of Directors, either on a temporary basis or as a result of vacancy for the office, shall be conducted as follows:

I. If there should be impediment of a regular member, his/her deputy member shall assume until such time as the impediment ceases;
II. If there should be a vacancy for the office of regular member, his/her deputy member shall assume until the first Annual Shareholders’ Meeting is held, which meeting shall elect the substitute;
III. In the event of vacancy, either simultaneous or successive, of the offices of regular member and relevant deputy member, the other members of the Board of Directors shall designate their substitutes, who shall serve up to the first Shareholders’ Meeting, when their substitutes shall be elected on a definite basis;
IV. In the event of temporary absence or impediment of the Chairperson of the Board, his/her functions shall be exercised on a temporary basis by the Vice-Chairperson of the Body; and
V. In the event of vacancy for the office of Chairperson of the Board of Directors, the Vice-Chairperson of the Board shall assume as Chairperson of the body on an interim basis and shall immediately call a Shareholders’ Meeting to fill the vacant office and for the election of a new Chairperson of the Board of Directors.

Members of the Board of Directors

Article 30 –The members of the Board of Directors shall have flawless reputation and, unless waived by the Shareholders’ Meeting, may not be elected if:

I – they hold positions in companies that could be considered to be competitors of the Company; or
II – they have or represent an interest that conflicts which that of the Company.

Paragraph One – For purposes of the provisions of Article 115 of Law No. 6404/76, a vote cast by a shareholder aiming at the election of a member of the Board of Directors that does not satisfy the requisites of this Article shall be considered to be abusive.

Paragraph Two – No member of the Board of Directors may have access to information, participate in meetings of the body or exercise any vote on matters in which he/she has or could represent an interest that conflicts with the interests of the Company.

Paragraph Three – For the election of the members of the Board of Directors and relevant deputy members referred to in Paragraph Three of Article 27, irrespective of the process for election that may be adopted (Article 31 or Article 32), any shareholder that wishes to recommend a candidate and/or relevant deputy member that is/are not a member(s) of the Board of Directors shall notify the Company in this regard in writing by no later than ten days prior to when a Shareholders’ Meeting is held, designating the name, qualification and professional résumé of each one of them and attaching to the notice a document signed by the candidate attesting his/her acceptance of running for the office. The Company shall publish, by no later than 8 days prior to the date of the Meeting, a notice informing the shareholders the place where they can obtain the list of all of the candidates proposed on the terms of this Paragraph and a copy of their qualifications and professional résumés.

Election by Tickets

Article 31– With due regard for the provisions of Article 32, the election of the members of the Board referred to in Paragraph Three of Article 27 shall be conducted under a system of tickets, whereby individual voting on candidates shall not be allowed.

Paragraph One – There shall always be nomination for reelection, by proposal of the Board of Directors, for a ticket made up of the members of the Board currently in office and their relevant deputy members, with observance of the following rules:

a) if any member of the Board should cease to belong to the ticket, by his/her decision or due to impediment, the Board of Directors shall fill the vacancy;
b) the Company’s management, by no later than 30 days prior to the date scheduled for the Shareholders’ Meeting, shall send to the Stock Exchange, shall insert in the site in the worldwide computer web and shall make available for the shareholders at the Company’s head offices, a document with the names, qualifications and résumés of the candidates for members and deputy members that make up the ticket established on the terms of this Paragraph.

Paragraph Two – Any other shareholder, or group of shareholders, has the right of proposing another ticket for the Board of Directors, with observance of the following rules:

a) the proposal shall be notified in writing to the Company by no later than ten days prior to the date for which the Shareholders’ Meeting has been called, and it shall not be permitted to present more than one ticket by the same shareholder or group of shareholders;
b) the notice shall contain the information and documents mentioned in Paragraph Three of Article 30, with specification of the members and relevant deputy members;
c) by no later than eight days prior to the date for which the Shareholders’ Meeting has been called, the Company shall publish a notice, with disclosure in a site on the worldwide computers web, informing the place where the shareholders may obtain a copy of the ticket proposals presented.

Paragraph Three – One same person may belong to two or more different tickets, including the one referred to in Paragraph One.

Paragraph Four – Each shareholder may only vote on one ticket; the votes shall be computed with observance of the limits provided under Articles 14 and 15; the candidates of the ticket that receive the greatest number of votes in the Shareholders’ Meeting shall be declared elected.

Election by Multiple Vote

Article 32 – For the election of the members of the Board of Directors and relevant deputy members referred to in Paragraph Three of Article 27, shareholders that represent at least 5% of the capital stock shall have the right of requesting adoption of the multiple vote process by no later than 48 hours prior to the date for which the Shareholders’ Meeting is called.

Paragraph One – Immediately upon receiving the request, the Company shall publish a notice to the shareholders communicating that the election shall be conducted by the multiple vote process.

Paragraph Two – Upon installation of the meeting, the Presiding Officers shall, based on the Brazilian Shareholders and Foreign Shareholders that have signed the Attendance Register and on the number of their shares, provide for the calculation of the number of votes to which each shareholder shall be entitled, whether Brazilian or foreign, with due regard for the following rules:

a) firstly there shall be assessment of the number of votes to which each shareholder shall be entitled, according to the provisions of item I of Article 14, ascribing to each share that does not exceed the limit of 5% of the total of the shares of the Company’s capital stock as many votes as correspond to the members of the Board to be elected;
b) if the total of the votes of the Foreign Shareholders exceeds 2/3 of the total of the votes of the Brazilian Shareholders, a percentage shall be established for reduction of the votes of each Foreign Shareholder in order to be contained within the limit of item II of Article 14.

Paragraph Three – The following are candidates as members and deputy members of the Board of Directors:

a) members of the tickets referred to in Paragraphs One and Two Article 31; and
b)     any candidate and relevant deputy member that have been appointed by any shareholder and are not members of the Board of Directors, on the terms of Paragraph Three of Article 30.

Paragraph Four – Each shareholder shall have the right of accumulating the votes ascribed to him/her/it on the terms of Paragraph Two on one single candidate and relevant deputy member, or to distribute them among several candidates. The members and relevant deputy members that receive the greatest number of votes shall be declared elected.

Paragraph Five – Any vacant offices that have not been filled due to a tie, shall be subject-matter of new voting, under the same process, with adjustment of the number of votes to which each shareholder is entitled on account of the number of offices to be filled.

Paragraph Six – Whenever the election is conducted under this process, the removal of any member of the Board of Directors by the Shareholders’ Meeting shall imply removal of all of the other members, with conduction of a new election; in other cases of vacancy, if there is no deputy member, the first Shareholders’ Meeting shall process the new election of the Board.

Paragraph Seven - Paragraph Four of Article 141 of Law No. 6404/76 shall only be applicable if the Company should have a controlling shareholder.

Incumbency

Article 33 -  It is incumbent upon the Board of Directors:

I. To establish the general business policy of the Company;
II. To elect and remove the executive officers of the Company and establish their responsibilities, with due regard for the provisions of these By-Laws;
III. Respecting the authority of the Executive Board, to establish the functions and responsibilities of the Company’s Executive Officers, designating from among them the Executive Officer for Investor Relations, on the terms of the CVM (Securities Commission) regulations;
IV. To control the management by the Company’s Executive Officers, examining at any time the Company’s books and documents, requesting information on agreements executed or that are about to be executed, and on any other acts;
V. To evaluate the quarterly results of the Company’s operations;

VI. To evaluate the Management Report and the Executive Board Accounts, resolving on their submission to the Shareholders’ Meeting;
VII. To call upon independent auditors to provide any clarifications that it deems necessary for the Company;
VIII. To call the Company’s Annual Shareholders’ Meetings and, when it deems convenient, the Special Shareholders’ Meetings;
IX. To approve the annual and pluriannual budgets, the strategic plans, the expansion projects and the Company’s investment programs, as well as to monitor their implementation;
X. To evaluate the matters that are subject to the veto power of the Federal Republic, submitting them, when required by Law No. 6404/76, to appreciation by the Shareholders’ Meeting;
XI. To manifest in advance on any matter to be submitted to the Shareholders’ Meeting;
XII. To resolve on:

a) the issuance of shares of authorized capital, with due regard for the provisions of Article 7 and its Paragraph One;
b) the issuance of warrants and, with due regard for the provisions of Paragraph Two of Article 7 and of the Plan approved by the Shareholders’ Meeting, the granting of share purchase options referred to therein;
c) the acquisition by the Company of shares that it has issued, to be kept in the treasury or for subsequent cancellation or sale;

XIII. To approve the sale or encumbrance of permanent investment assets, with permission to establish limits of authority for the Executive Board for carrying out such transactions irrespective of specific approval;
XIV. To resolve on the issuance by the Company of common debentures that are not convertible into shares and having no mortgage guarantee;
XV. To authorize the issuance by the Company of any credit instruments for securing funds, whether bonds, notes, commercial papers or others, as commonly used in the market, also resolving on their conditions for issuance and redemption;
XVI. To approve the incorporation of subsidiaries and participation of the Company in the capital of other companies or ventures of any kind, in Brazil or abroad;
XVII. To authorize the opening, transfer or closing of offices, branches, premises or other establishments of the Company;
XVIII.To authorize the Company to pledge guarantees and to grant financing for third parties, with due regard for the provisions of item XI of Article 39, below;
XIX.  To approve the contracting of the financial institution that shall provide the book-entry share services;
XX.  To approve the Company’s salary and human resources policy, including as regards the criteria for compensation, rights and benefits, as well as the individual remuneration of the administrative officers;

XXI.  To authorize the transfer of Company funds to employees’ associations, welfare and recreational entities, private pension funds and foundations;
XXII.  To choose and remove the Company’s independent auditors, with observance of recommendations by the Audit Committee;
XXIII.  To determine the conduction of inspections, auditing or settlement of accounts at the Company’s subsidiaries, controlled or affiliated companies, as well as at foundations that it sponsors;
XXIV.  To approve in advance the performance of any acts or the execution of any agreements or transactions of any kind involving, on the one part, the Company and, on the other part: (i) any shareholder of the Company that holds more than 5% of its capital stock; (ii) any administrative officers of the Company, whether regular or deputy, as well as their relevant spouses and relatives up to the 4th degree; or (iii) any companies that are controlled by, controllers of, affiliates of or under common control with any one of the parties designated in items “i” and “ii”;
XXV.  To define the triple list of specialized companies, from which the Shareholders’ Meeting shall choose the one that shall conduct the economic appraisal of the Company and preparation of the relevant report, in the event of cancellation of its registration as a publicly-held company or its withdrawal from the New Market;
XXVI.  With due regard for the rules of these By-Laws and of applicable law, to provide on the priorities of its duties and to adopt or establish procedural rules for the operation of the Company; and
XXVII.  To exercise the normative functions for the activities of the Company, with permission to assume responsibility for any matter that is not comprised within the exclusive authority of the Shareholders’ Meeting or of the Executive Board.

Paragraph One – The removal of members of the Executive Board shall be contingent upon an affirmative vote of at least seven members of the Board of Directors.

Paragraph Two – With due regard for the maximum limit established by the Shareholders’ Meeting, it shall be incumbent upon the Board of Directors to establish the remuneration of each one of its members, of each one of the members of the Committees (Articles 34 and 35) and of each Executive Officer of the Company, taking into account the responsibilities, the time dedicated to the functions, the competence, the professional reputation and the value of their services in the market.

Paragraph Three – It shall be incumbent upon the Chairperson of the Board of Directors, in addition to other responsibilities provided in these By-Laws, to call and chair the meetings of the Board of Directors and the Shareholders’ Meeting.

Committees of the Board

Article 34 -  The Board of Directors shall designate an Executive Committee made up of up to four members to operate permanently, having no resolution or management powers, intended to assist in performing the Board’s functions.

Paragraph One - Members of the Company’s Board of Directors, either regular or deputies, or of the Executive Board, may be designated for the Committee.

Paragraph Two – In the event of designation of members of the Executive Board to make up the Executive Committee, the Executive Officer that is amassing functions shall be entitled only to the greater of the remunerations applicable to each one of the jobs performed. The members of the Board of Directors designated to make up the mentioned body may accumulate the remunerations that are applicable to the jobs performed.

Article 35 - The Board of Directors may create Advisory Committees for the management of the Company, with restricted and specific purposes and with a limited term of duration, designating the members and establishing their remuneration, if applicable, with observance of the total limit established by the Shareholders’ Meeting.

Paragraph One – Members of the Company’s Board of Directors, whether regular or deputies, or of the Executive Board, may be designated to make up the Advisory Committees.

Paragraph Two - In the event of designation of members of the Executive Board to make up the Advisory Committees, the Executive Officer that is amassing functions shall be entitled only to the greater of the remunerations applicable to each one of the jobs performed. The members of the Board of Directors designated to make up the mentioned body may accumulate the remunerations that are applicable to the jobs performed.

Section II

Executive Board

Make-Up

Article 36 -  The Executive Board shall be made up of a minimum of four and a maximum of eleven Executive Officers, one of whom shall be the President and Chief Executive Officer, all of them with a term of office of two years, to which offices they may be reelected. The designations and functions of each Executive Officer shall be established by the Board of Directors, which shall designate the one that shall perform as Executive Officer for Investor Relations.

Paragraph One – The Chief Executive Officer shall be substituted in his/her impediments or absences by one of the Executive Officers that he/she designates, who shall then perform cumulatively as President.

Paragraph Two – In the event of vacancy for the office of President and Chief Executive Officer, one of the other Executive Officers shall assume on an interim basis, to be designated by the Chairperson of the Board of Directors, up to the first following meeting of the Board of Directors, which shall designate the new President and Chief Executive Officer.

Paragraph Three – In the event of temporary absence or impediment, the other Executive Officers shall be substituted by another Executive Officer, chosen by the Chief Executive Officer.

Paragraph Four – In the event of vacancy for the office of Executive Officer, one of the other Executive Officers, to be designated by the Chief Executive Officer, shall assume on an interim basis, amassing his/her functions, up to the first meeting of the Board of Directors.

Paragraph Five – The Executive Officer that substitutes the Chief Executive Officer or any of the other Executive Officers on the terms of this Article shall not be entitled to any additional remuneration.

Attributions of the Executive Officers

Article 37 - It shall be incumbent upon the Executive Officers to comply and ensure compliance with these by laws, with the resolutions of the Board of Directors and of the Shareholders’ Meeting, as well as to perform, within their attributions, all of the acts that are necessary for normal operation of the Company.

Paragraph One – It is incumbent upon the Chief Executive Officer:

a) to call and chair the meetings of the Executive Board;

b) to propose to the Board of Directors the make-up of the Executive Board;
c) to propose to the Board of Directors the distribution of functions to the other Executive Officers;
d)to orient and coordinate the activities of the other Executive Officers
e) to direct the activities related to the general planning of the Company and of its controlled companies;
f) to maintain the members of the Board of Directors informed on the activities and the progress of the operations of the Company; and
g) to perform the other attributions that may be assigned to him/her by the Board of Directors.

Paragraph Two– It is incumbent upon the other Executive Officers to assist the Chief Executive Officer in the management of the Company’s business and, under orientation and coordination of the Chief Executive Officer, perform in the functions that have been assigned by the Board of Directors.

Authority and Responsibilities of the Executive Board

Article 38 -  The Executive Board has all of the powers for the performance of the acts that are necessary for achievement of the Company’s business purpose, with observance of the provisions of the law and these by-laws, as well as the resolutions taken by the Shareholders’ Meeting and by the Board of Directors.

Article 39 – It is incumbent upon the Executive Board, in addition to other functions provided by law and in these By-Laws:

I. To comply and ensure compliance with these By-Laws and with the resolutions of the Board of Directors and of the Shareholders’ Meeting;
II. To prepare and submit to the Board of Directors on an annual basis the Company’s business plan and general budget, as well as the strategic plan and its annual revisions, coordinating the relevant implementation;
III. To propose to the Board of Directors the essential guidelines for the Company’s corporate business policy;
IV. To submit annually for appreciation by the Board of Directors the Management Report and the Executive Board accounts, together with the independent auditors’ report, as well as a proposal for allocation of profits assessed for the previous fiscal year;
V. To create and eliminate the Company’s operating units;
VI. To recommend and provide for the removal of administrative officers of the subsidiaries and to appoint and remove the managers of the Company’s operating units;
VII. To prepare on an annual basis the Executive Board’s Actions and Targets Plan, submitting it together with the performance and results achieved to the Board of Directors in its regular meetings;
VIII. To present on a quarterly basis to the Board of Directors and to the Audit Committee, the economic, financial and equity balance sheet of the Company;
IX. To propose to the Board of Directors the establishment or closing of subsidiaries, branches, offices and agencies of the Company in Brazil and abroad;

X. To develop and submit to the Board of Directors the salary policy of the Company and of its subsidiaries;
XI. To authorize the Company to pledge guarantees and grant financing to its subsidiaries, specific purpose companies and others that either directly or indirectly are under control of the Company, duly consolidated in its financial statements; and
XII. To submit for appreciation by the Board of Directors the matters that are subject to veto by the Federal Republic, in its capacity as holder of the Golden share, on the terms of Article 9 and of item III of Article 18 of these By-Laws.

Representation of the Company

Article 40 – Except as provided in the paragraphs of this article, the Company shall be validly bound whenever represented by two members of the Executive Board, by the signature of a member of the Executive Board and of one attorney-in-fact, or by two attorneys-in-fact, within the limits of their relevant powers of attorney.

Paragraph One – The acts for which these By-Laws require prior authorization by the Board of Directors shall only be valid once such requisite is fulfilled.

Paragraph Two – The Company may be represented by only one Executive Officer or one attorney-in-fact for the performance of the following acts:

I. receiving acquittal of amounts owed by the Company;
II. issuance, trading, endorsement and discount of trade bills relative to its sales;
III. signature on correspondence that does not create obligations for the Company;
IV. representation of the Company in shareholders’ and quotaholders’ meetings of companies in which it holds an equity interest;
V. the granting of a power of attorney for legal counsel for representation in court or in administrative proceedings;
VI. representation of the Company in court, except for the performance of acts that imply waiver of rights; and
VII. performance of acts of simple administrative routine, including in respect of government agencies, mixed-capital companies, commercial registries, Labor Courts, INSS (National Social Security Institute), FGTS (Unemployment Compensation Fund) and their collecting banks, and other entities of the same nature.

Paragraph Three – The Board of Directors may authorize the performance of specific acts that bind the Company by the signature of only one Executive Officer or of one regularly appointed attorney-in-fact; or further, establish jurisdiction and limits of authority for the performance of acts by one single representative.

Paragraph Four – For the appointment of attorneys-in-fact, there shall be regard for the following rules:

I. all of the powers of attorney shall be granted by the Chief Executive Officer, or by his/her substitute, jointly with another Executive Officer, and shall have defined scopes and term of effectiveness, except when concerning ad judicia powers, the term of effectiveness of which shall be indefinite; and

II. when the power of attorney has the purpose of performance of an act that is contingent upon prior authorization by the Board of Directors, it shall only be granted upon obtaining such authorization, which shall be mentioned in the instrument of power of attorney.

Section III

Audit Committee

Article 41 - The Company’s Audit Committee shall operate on a permanent basis and shall be made up of 5 members and an equal number of deputy members, who may or may not be shareholders, resident in Brazil and elected by the Shareholders’ Meeting, with the attributions that are provided by law.

Paragraph One – For the election of members of the Audit Committee the rules stipulated in Article 31 for election of members of the Company’s Board of Directors shall apply, to the extent that they are pertinent and do not conflict with the rules of this Article.

Paragraph Two – The Shareholders’ Meeting shall designate the Chairperson of the body and his/her deputy member, from among the members elected.

Paragraph Three – One of the members of the Audit Committee and his/her deputy member shall, with due regard for legal requisites and impediments, be a person that is independent from management, a non-shareholder with flawless reputation and notable knowledge of the area of accounting, including U.S. accounting practices (US GAAP) (the “Specialist Member”); the Executive Board shall suggest to the Shareholders’ Meeting a list of persons that fulfill these requisites, but the Shareholders’ Meeting may elect persons that are not included in the list, provided that they fulfill such requisites.

Paragraph Four – If on the terms of Article 54 the Company should be under control of a controlling shareholder or controlling company, as defined by law, the minority shareholders shall have the right of electing by separate voting one member and relevant deputy member, provided that they jointly represent 10% or more of the shares.

Paragraph Five – The remuneration of the members of the Audit Committee shall be established by the Shareholders’ Meeting that elects them, with observance of legal requisites and limits and taking into account their experience, background and reputation. If the Shareholders’ Meeting deems convenient, the Specialist Member may receive remuneration that is differentiated from the other members, in order to render it compatible with the market for professional services with similar experience and level of specialization.

Article 42– The Audit Committee shall meet on a regular basis every calendar quarter to analyze the trial balance and other financial statements prepared periodically by the Company, and on a special basis whenever called by its Chairperson, by own initiative or by request of any one of its members.

Paragraph One – The calling of special meetings shall be conducted by means of written communication containing, in addition to the place, date and time of the meeting, the agenda.

Paragraph Two – The meetings of the Audit Committee shall be installed with the presence of at least three members or deputy members, and the body shall resolve by majority vote of the members present.

Article 43 – The legal provisions and the provisions of these By-Laws concerning the Audit Committee shall be disciplined by its internal regulations, approved by the body.

Paragraph One – It shall incumbent upon the Chairperson of the Audit Committee to transmit to all of the members of the body the communications received from the administrative bodies and from the independent auditors, and to remit to the administrative bodies the request received from its members.

Paragraph Two – The members of the Audit Committee shall perform in their functions in the interest of the Company, even if elected by a group or class of shareholders.

Paragraph Three – Based on the foundation of the illegality of the act and on a justified decision, the Audit Committee may refuse to transmit a request for information, clarification, special financial statements or assessment of specific facts.

Paragraph Four – The Audit Committee shall perform in the functions of “Audit Committee” for the purposes of U.S. legislation, particularly the Sarbannes-Oxley Act. For this purpose, it shall also be incumbent upon the Audit Committee, in addition to the attributions conferred on it by Law No. 6404/76, to perform in the following functions:

a) to present recommendations to the Board of Directors for the choice or substitution of the outside auditing company, and concerning its remuneration;
b) to supervise the work of the outside auditors and to render opinion on the contracting of other services with the outside auditing company;
c) to take initiatives and measures that are necessary for acknowledgement and assessment of complaints relative to matters concerning the financial statements, internal controls and outside auditing; and
d) to mediate any conflicts and controversy between the Company’s Management and the independent auditors.

Section IV

Meetings of the Administrative Bodies

Periodicity of the Meetings

Article 44 - All of the administrative bodies of the Company shall meet on a regular basis four times a year, according to a schedule to be disclosed always in the first month of each fiscal year by the Chairperson of the relevant body, and on a special basis whenever necessary.

Call Notice

Article 45 -  The administrative officers of the Company shall be called personally, in writing, for the meetings of the relevant bodies, at least five days in advance, by means of a letter, cable, fax, email or any other form that enables proof of receipt of the call notice by the addressee.

Paragraph One– The call notice shall be accompanied by a list of the matters to be discussed and examined in the meeting, as well as all of the support documents that may be necessary.

Paragraph Two – The meetings of administrative bodies may be installed irrespective of a call notice if all of the relevant members are present.

    Quorum for Installation and Resolution

Article 46 - The meetings of the administrative bodies may only be installed and may only resolve with the presence of the majority of the relevant members; an administrative officer shall be considered present at the meeting if he/she participates by telephone conference call, or any other means that enables identification of the Board Member or Executive Officer and simultaneous communication with all of the other persons present at the meeting.

Article 47 - With due regard for exceptions expressed in these By-Laws, the resolutions of the meetings of the administrative bodies shall be taken by majority vote of the members present.

Chapter VI

Financial Statements and

Distribution of Profits

Fiscal Year and Financial Statements

Article 48 - The fiscal year begins on January 1 and ends on December 31 of each year.

Paragraph One – At the end of each fiscal year the Executive Board shall provide for the preparation of the following financial statements, with observance of pertinent legal precepts:

I. balance sheet;
II. statement of stockholders’ equity;
III. statement of income for the fiscal year;
IV. statement of changes in financial position; and
V. statement of cash flow.

Paragraph Two – Together with the financial statement for the fiscal year, the Board of Directors shall present to the Annual Shareholders’ Meeting a proposal for allocation to be given for the Company’s net income, with observance of the provisions of these By-Laws and of the law.

Mandatory Dividend

Article 49 – The shareholders shall be entitled to receive, on account of a mandatory dividend, for each fiscal year, a percentage equivalent to 25% of the net income for the fiscal year, adjusted according to the following rules:

I – The net income for the fiscal year shall be reduced or increased by the following amounts:

a) the amount allocated for accrual of the legal reserve; and
b) the amount allocated for accrual of the reserve for contingencies and reversal of such reserve accrued in previous fiscal years;

II – The payment of the dividend determined on the terms of item I may be limited to the amount of the net income that has been realized for the period, provided that the difference is recorded as a reserve for profits to be realized;
III – The profits recorded in the reserve for profits to be realized, when realized and if they have not been absorbed by losses in previous periods, shall be added to the first dividend declared following realization.

Paragraph One – The dividend provided for in this Article shall not be mandatory for a fiscal year when the Board of Directors informs the Annual Shareholders’ Meeting that it is incompatible with the financial situation of the Company; the Audit Committee shall render an opinion on this information and the Company’s administrative officers shall send to the CVM, within the five days following the Shareholders’ Meeting, a presentation justifying the information transmitted to the Shareholders’ Meeting.

Paragraph Two – Any profits that are not distributed on the terms of Paragraph One shall be recorded as a special reserve and, if they are not absorbed by losses in subsequent periods, they shall be paid as a dividend as soon as the Company’s financial situation permits.

Paragraph Three – The Board of Directors may pay or credit interest on equity in each fiscal year, on the terms of income tax legislation, upon consulting the Annual Shareholders’ Meeting that examines the financial statements for the period.

Paragraph Four– Interest on equity shall be attributed to the dividends declared by the Company.

Reserve for Investment and Working Capital

Article 50 – The Company shall maintain a Reserve for Investments against the accrual of which, by proposal of the Board of Directors, a portion of up to 75% of the adjusted net income for each period may be charged, with the purpose of: (i) ensuring funds for investments in permanent assets, without prejudice to the retention of profits on the terms of Article 196 of Law No. 6404/76; and (ii) strengthening of working capital; and may also, (iii) be used for transactions of redemption, reimbursement or acquisition of shares of the Company’s capital.

Paragraph One – With observance of the legal limit, the reserve may not exceed 80% of capital stock.

Paragraph Two – By proposal of the Board of Directors, the Shareholders’ Meeting may at any time distribute dividends to be charged to the reserve referred to in this Article, or allocate its balance, either wholly or in part, to increase of capital stock, including new share dividends.

Interim Dividends

Article 51– The Board of Directors may resolve for preparation of a six-monthly balance sheet and declare interim dividends. It may also prepare a balance sheet and distribute dividends at shorter intervals, provided that all of the dividends paid in each six-month period of the fiscal year do not exceed the amount of the capital reserves.

Sole Paragraph - The Board of Directors may declare dividends to be charged to the retain earnings account or to profit reserves existing in the last annual or six-monthly balance sheet.

Profit Sharing

Article 52– The Shareholders’ Meeting may ascribe profit sharing to the Company’s administrative officers, observing the legal limit.

Paragraph One– The profit sharing may only be ascribed in a period in which the mandatory dividend referred to in Article 49 is distributed to the shareholders.

Paragraph Two – Whenever the Company pays interim dividends based on the profit assessed in a six-monthly balance sheet, the amount of which is at least equal to 25% of the net income for the period, calculated on the terms of Article 51, the Board of Directors may resolve, upon consulting the Shareholders’ Meeting, payment of profit sharing to the administrative officers for the six-month period.

Chapter VII

Protection Mechanisms

Monitoring of Equity Interests

Article 53 – In addition to what is provided under Paragraph Two of Article 8 and under Paragraph Two of Article 10, and without prejudice to the other provisions of these By-Laws, the Company, through a task force coordinated by the Executive Officer for Investor Relations, shall monitor the variances in the equity interest of the Company’s shareholders, aiming at preventing and, as the case may be, denouncing, on the terms of Paragraph One below, violation of these By-Laws and of the applicable legal and regulatory provisions, as well as to suggest to the Shareholders’ Meeting the application of the penalties provided under Article 16 of these By-Laws.

Paragraph One – If at any time the Executive Officer for Investor Relations should identify a violation of any one of the restrictions concerning the limit of shares held by one same shareholder or Group of Shareholders, he/she shall immediately inform such circumstances: (i) to the Chairperson of the Board of Directors; (ii) to the Board Member elected by the Federal Republic, in its capacity as holder of the Golden common share; (iii) to the Chief Executive Officer; (iv) to the members of the Audit Committee; (v) to the BOVESPA; and (vi) to the CVM.

Paragraph Two – The Executive Officer for Investor Relations has the right of requiring that the shareholders or Groups of Shareholders of the Company inform the make-up of their equity holding, direct and/or indirect, as well as the make-up of their direct and/or indirect control block and, if applicable, the corporate and business group to which they belong de facto and de jure.

Public Offering in the Case of Substantial

Acquisition of Equity Interest

Article 54 -  Any shareholder or Group of Shareholders that acquires or becomes the holder, for any reason, of: (i) 35% or more or the total of the shares issued by the Company; or (ii) of other rights, including usufruct and trust, over shares issued by the Company that represent more than 35% of its capital (“Acquiring Shareholder”), shall, within a maximum period of 15 days counting from the date of acquisition or of the event that resulted in the ownership of the shares or rights in a quantity greater than the stipulated limit, submit to the Federal Republic, in its capacity as holder of the Golden common share, through the Ministry of Finance, a request for conduction of a public offering of shares for acquisition of the totality of the shares issued by the Company, with observance of the provisions of applicable regulations, the regulations of the BOVESPA and the terms of this Article.

Paragraph One - The Federal Republic, in its capacity as holder of the Golden common share, shall have a full discretionary right to accept or deny the request for conducting the public offering. If the request is accepted, the Acquiring Shareholder shall conduct an offering within 60 days counting from the date of approval, proceeding in the form designated in this Article. If the request is denied, the Acquiring Shareholder, within a period of 30 days counting from communication of the denial, shall sell all of the shares that exceed the limit established in the main provision of this Article.

Paragraph Two – The Acquiring Shareholder shall send to the Chief Executive Officer of the Company a copy of all of the documents related to the request for conducting the public offering that were delivered to the Federal Republic or that were sent by the latter.

Paragraph Three - During the period between the request for conducting the public offering and the reply from the Federal Republic, whether positive or negative, the Acquiring Shareholder may not acquire or sell any shares or securities that are convertible into shares issued by the Company.

Paragraph Four – The price for acquisition in the public offering for each share issued by the Company may not be less than the result obtained from the application of the following formula:

OPA Price = Value of the Share + Premium

where:

“OPA Price” corresponds to the acquisition price for each share issued by the Company in the public offering of shares provided under this Article.

“Value of the Share” corresponds to the greater between: (i) the highest unit quote obtained for the shares issued by the Company during the 12-month period prior to the conduction of the OPA (Public Offering of Shares) among values recorded in any stock exchange in which the mentioned shares were traded; (ii) the highest price paid by the Acquiring Shareholder, during the 36-month period prior to the conduction of the OPA, for a share or tranche of shares issued by the Company; (iii) the amount equivalent to 14.5 times the Consolidated Average EBITDA of the Company, as defined below, reduced by the net consolidated indebtedness of the Company, divided by the total number of shares that it has issued; and (iv) the amount equivalent to 0.6 times the amount of firm backlog orders of the Company, according to the last information disclosed by the latter, reduced by the net consolidated indebtedness of the Company, divided by the total number of shares issued by the Company.

“Premium” corresponds to 50% of the Value of the Share.

"Consolidated EBITDA of the COMPANY” is the consolidated operating profit of the Company before net financial expenses, income tax and social contribution, depreciation, depletion and amortization, as assessed based on the consolidated financial statements for the most recent complete fiscal year of the Company, already audited and published.

“Average Consolidated EBITDA of the Company” is the arithmetic average of the consolidated EBITDAs of the Company for the two most recent complete fiscal years.

Paragraph Five – For the purposes of Paragraph Four above, in the case of shares represented by deposit certificates (including shares related to the Depositary Receipt programs), the unit quote for the share shall be determined by the division: (i) of the quote for the relevant deposit receipt in the market in which it is being traded; by (ii) the number of shares represented by the certificate.

Paragraph Six – The conduction of the public offering of shares mentioned in the main provision of this Article does not preclude the possibility of another shareholder of the Company formulating a competing public offering, on the terms of applicable regulations.

Paragraph Seven – The Acquiring Shareholder shall comply with any requests or requirements by the CVM within the timeframes prescribed in applicable regulations.

Paragraph Eight – The public offering of shares shall necessarily observe the following principles and procedures, in addition to, as pertinent, others expressly provided in Article 4 of CVM Instruction No. 361, of March 5, 2002:

I. be addressed indistinctively to all of the shareholders of the Company;
II. be carried out in an auction to be conducted in the BOVESPA;
III. to be conducted in a way that can assure equitable treatment for the addressees, permitting for them adequate information concerning the Company and the offering party, and to provide them with the elements that are necessary for taking a considered and independent decision as to acceptance of the public offering;
IV. be immutable and irrevocable after publication of the public notice for the offering, on the terms of CVM Instruction No. 361/02;
V. be launched at the price determined according to the provisions of this Article and paid spot cash in Brazilian legal currency, in consideration for the acquisition in the public offering of the shares issued by the Company; and
VI. be supported by an appraisal report of the Company, prepared by an institution having international repute, independence and proven experience in the economic/financial valuation of publicly-held companies, prepared in accordance with the criteria listed under Article 8 of CVM Instruction No. 361/02, with observance of the criteria established in Paragraph Four above for establishing the minimum price for the offering.

Paragraph Nine – In the event that the Acquiring Shareholder fails to comply with the obligations imposed by this Article, including that which concerns compliance with deadlines: (i) for request of authorization by the Federal Republic to conduct the public offering; (ii) to conduct the public offering for purchase of shares; or (iii) for compliance with any requests or requirements of the CVM, the Board of Directors of the Company shall call a Special Shareholders’ Meeting, in which the shareholder or Group of Shareholders in question shall be hindered from voting, to resolve on the suspension of the exercise of the shareholder’s rights, as provided under Article 16 of these By-Laws.

Paragraph Ten – For purposes of calculation of the percentage of 35% of the total of the shares issued by the Company described in the main provision of this Article, the involuntary percentage increases in participation in the capital stock resulting from cancellation of treasury shares shall not be computed.

Chapter VIII

Registration as a Publicly-Held Company and

New Market

Article 55 -  As long as the Company has Diffuse Control, as defined in the Regulations for Listing in the New Market, and whenever the following is approved in the Shareholders’ Meeting:

I. cancellation of registration as a publicly-held company, the Company shall make a public offer for purchase of shares, and in such case, it may only purchase the shares owned by shareholders who voted for cancellation of the registration in the Shareholders’ Meeting after having purchased the shares from the other shareholders who have not voted for such resolution and who have accepted the public offer;
II. the withdrawal of the Company from the New Market, whether as registration for negotiation of the shares outside the New Market or as corporate reorganization as provided for in article 57(b)(ii) of these By-laws, the shareholders who have voted for the respective resolution in the Shareholders’ Meeting shall make a public offer for purchase of shares of the other shareholders in the Company.

Paragraph One – On the date of the public offer for purchase of shares, for purposes of the provisions herein, the minimum price to be offered shall correspond to the economic value ascertained in an appraisal report.

Paragraph Two – The appraisal report mentioned in this article shall be prepared by an specialized institution or company with evidenced skills and independent as regards the decision power of the Company, its managers and/or controlling shareholders, when applicable, and the report shall also comply with the requirements of paragraph 1 of article 6 of Law 6.404/76 and have the liability provided for in article 6 of the same article of the Law.

Paragraph Three – The choice of the specialized institution or company in charge of determining the economic value of the Company shall be exclusively incumbent upon the Shareholders’ Meeting, against submission, by the Board of Directors, of a triple list, and the respective resolution, excluding blank votes, shall be taken by a qualified majority of the shareholders representing outstanding shares of the Company present in the Shareholders’ Meeting resolving on this matter and which, if convened in first call, shall have the attendance of shareholders representing at least twenty percent (20%) of the outstanding shares or, if convened in second call, the attendance of any number of shareholders representing outstanding shares.

Paragraph Four – The costs for preparation of the appraisal report required shall be fully borne by the offering company.

Article 56– As long as the exercise of power of the Diffuse Control in the Company exists and the withdrawal of the Company from the New Market occurs by virtue of noncompliance with obligations provided for in the Regulations for Listing in the New Market, (i) should noncompliance arise out of a resolution in Shareholders’ Meeting, the public offer for purchase of shares shall be carried out by the shareholders who have voted for the resolution implying noncompliance, and (ii) should noncompliance arise out of an act or fact of the management, the Company shall make the Public Offer of shares for cancellation of registration as a publicly-held company directed to all shareholders of the Company. In the event that a decision is passed for in the Shareholders’ Meeting the maintenance of registration of the Company as a publicly-held company, the public offer of shares shall be effected by the shareholders who have voted for such resolution.

Article 57– Should the exercise of power of the Diffuse Control no longer exist, and without prejudice to the provisions of article 54 above:

(a) should cancellation of registration as a publicly-held company occur, the Company or the shareholder, or Group of Shareholders holding the Power of Control of the Company, as such term is defined in the Regulations for Listing in the New Market, shall make a public offer for purchase of shares of the other shareholders, at least at its respective economic value to be ascertained in an appraisal report prepared pursuant to paragraphs 2, 3 and 4 of Article 55, with due regard for applicable rules and regulations.
(b) should the shareholders of the Company, in a Special Shareholders’ Meeting, resolve (i) to withdraw the Company from the New Market so that its shares may be registered outside the New Market; or (ii) to carry out a corporate reorganization, the surviving company of which is not allowed for negotiation in the New Market, the shareholder or Group of Shareholders holding the Power of Control of the Company, as such term is defined in the Regulations for Listing in the New Market, shall make the public offer for purchase of shares of the other shareholders, at least by its respective economic value to be ascertained in an appraisal report prepared pursuant to paragraphs 2, 3 and 4 of Article 55, with due regard for applicable rules and regulations.

Article 58 – With due regard for the provisions in these By-Laws and without prejudice to compliance with the provisions of article 54 above, the disposal of the Company’s Control, whether as a single transaction or by means of successive transactions, shall be contracted under the suspensive or resolutory condition that the purchaser agrees to make a public offer for purchase of the other shares of other shareholders in the Company, with due regard for the conditions and terms established in applicable law and in the Regulations for Listing in the New Market, so as to guarantee a treatment equal to that given to the selling controlling shareholder.

Paragraph One – The public offer mentioned above shall also be required:

(i) in case of an onerous assignment of rights and subscription of shares and other notes or rights relating to securities convertible into shares, resulting in the Sale of the Company’s Control; and
(ii) in case of sale of the control of a company having the Power of Control of the Company, and in such case the controlling selling shareholder shall be required to declare to BOVESPA the amount attributed to the Company in such sale and attach documents proving such amount.

Paragraph Two – The Company shall not register any transfer of shares to the purchaser of the Power of Control, or to those who come to hold the Power of Control, as long as the same has not executed the Instrument of Consent of the Controlling Companies as mentioned in the Regulations for Listing in the New Market.

Paragraph Three – With due regard for the provisions in these By-Laws, the Company shall not register a shareholders agreement providing for the exercise of the Power of Control as long as its signatories do not execute the Instrument of Consent of the Controlling Companies.

Article 59 – With due regard for the provisions of these By-Laws and without prejudice to the provisions of Article 54 above, those holding shares of the Company and who come to purchase the Power of Control thereof, by virtue of a private agreement for purchase of shares executed with the controlling shareholder, involving any amount of shares, shall be required to:

(i) make the public offer mentioned in the Regulations for Listing in the New Market; and
(ii) reimburse the shareholders from whom they purchased shares in the stock exchange in the six (6) months prior to the date of Sale of Control, to whom they shall pay the difference between the price paid to the controlling selling shareholder and the amount paid in the stock exchange for shares of the Company in such period having been duly monetarily restated.

Article 60 – A single public offer of shares may be formulated for more than one of the purposes provided for in this Chapter VIII, in the Regulations for Listing in the New Market or the regulations issued by the CVM, provided that it is possible to make the procedures of all kinds of public offer of compatible shares and with no losses to the offer beneficiaries, and that authorization from the CVM is obtained whenever required by applicable law.

Article 61 – The Company or the shareholders liable for carrying out the public offer of shares provided for in these By-Laws, in the Regulations for Listing in the New Market or in the regulations issued by the CVM may assure effectiveness thereof through any shareholder, third party and, as the case may be, by the Company. The Company or the shareholder, as the case may be, is not exempt of the obligation to carry out the public offer of shares until it is completed with due regard for applicable rules.

Chapter IX

Arbitration Tribunal

Article 62 – The Company, its shareholders, managers and the members of the Audit Committee agree to resolve, through arbitration, any and all disputes or claims that may arise, especially relating or arising out of applicability, validity, effectiveness, construal, violation and effects thereof, of the provisions of Law No. 6404/76, as amended, of the Company’s By-Laws and rules issued by the National Monetary Council, by the Central Bank of Brazil and by the Securities Commission, as well as other rules that are applicable to the operation of the capital market in general, in addition to those included in the Regulations for Listing in the New Market, the Arbitration Regulations of the Chamber of Arbitration of the Market and the Agreement for Participation in the New Market.

Sole Paragraph – The provisions of this Article shall not apply in the event of a dispute or controversy related to or deriving from the Golden common share held by the Federal Republic, or concerning its rights and prerogatives, on the terms of the Law or of these By-Laws, which shall be submitted to the jurisdiction of the Central Courts of the Judicial District of Brasília (Federal District).

Chapter X

Temporary Provisions

Article 63.  The Board of Directors elected on the date of approval of these By-Laws, shall have a term of office of three years, going up to the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2008. As from that Shareholders’ Meeting the term of office of the Board of Directors shall be that established in Article 27 above.

Article 64  The Executive Board elected on the first meeting of the Board of Directors held after the date of approval of these By-Laws shall have a term of office of three years, going up to the Meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2008. As from that Meeting, the term of office of the Executive Board shall be that established in Article 36 above.

Paragraph one – The Chairperson of the Board of Directors, elected pursuant to Article 63, shall amass the office of President and Chief Executive Officer up to the first Meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2006, when on such date the Board of Directors shall elect the new President and Chief Executive Officer, for a term of office going up to the first Meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2008.

Paragraph Two – Up to the Annual Shareholders’ Meeting approving the financial statements of the year ended on December 31, 2008, the quorum established in paragraph 1 of article 33 for removal of members of the Executive Board shall be the majority of members of the Board of Directors.

Article 65 – The first call of the Annual Shareholders’ Meeting for approval of the Financial Statements of the year ended on December 31, 2005, as well as any Special Shareholders’ Meeting to be held on the same date, shall be exceptionally made in a term shorter than the term established in Article 19 above.